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                                                                    EXHIBIT 21.1
Subsidiaries

Corgi Classics Inc., Delaware
Corgi Classics Limited, The United Kingdom
Corgi Classics Holdings Limited, The United Kingdom
Dongguan Xinda Giftware Company Limited, China
Hua Yang Holdings Company Limited, Cayman Islands
Hua Yang Printing Holdings Company Limited, Hong Kong, China Luen Tat Model Company Limited, The British Virgin Islands Luen Tat Mould Manufacturing, The British Virgin Islands Onchart Industrial Limited, The British Virgin Islands Shenzhen Huaxuan Printing Product Company Limited, China